UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2018

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 Madison Avenue, 4th Floor

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01.	Other Events

On or about April 9, 2018, JGB (Cayman) Newton, Ltd. (“JGB”) filed a lawsuit in the U.S. District Court for the Southern District of New York captioned JGB (Cayman) Newton, Ltd. v. Sellas Life Sciences Group, Inc., et al., Case 1:18-cv-3095 (DLC) (the “JGB Action”). The complaint in the JGB Action asserts claims under state law and federal securities law against SELLAS Life Sciences Group, Inc. (the “Company”), the Company’s Chief Executive Officer, Angelos M. Stergiou, M.D., ScD H.C, and the Company’s Interim Chief Financial Officer, Aleksey N. Krylov (Mr. Krylov together with the Company and Dr. Stergiou, the “Defendants”). The complaint in the JGB Action alleges, among other things, that the Company breached a contractual obligation to deliver certain shares of its common stock to JGB and that, in the course of negotiations related to the debenture agreement, the Defendants failed to disclose to JGB certain information regarding positive clinical trial results that was not then public. According to the complaint, JGB seeks to receive 2,483,500 shares of the Company’s common stock, damages, and costs and expenses incurred in the JGB action, among other things.

The Company disputes the claims in the JGB Action and intends to defend against them vigorously. The Company has retained the law firm Skadden, Arps, Slate, Meagher & Flom LLP, as its defense counsel for the JGB Action. The Company is continuing to operate as usual and has not modified its clinical development plans or programs as a result of the JGB Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Dated: April 10, 2018

By:	/s/ Angelos M. Stergiou, M.D., Sc.D. h.c.
Angelos M. Stergiou, M.D., Sc.D. h.c. President and Chief Executive Officer